Exhibit 99.1

Universal Insurance Holdings, Inc. Reports First Quarter 2018 Results

Fort Lauderdale, FL, April 24, 2018 – Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $40.1 million and $1.12, respectively for the first quarter of 2018.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “During the first quarter, Universal reported excellent top line growth and strong underwriting profitability, leading to a robust bottom line result and an annualized return on average equity of 34.6%. We continue to grow on an organic basis in our home state of Florida, where our average statewide rate increase of 3.4% was approved in December and is now in use for both new and renewal policies. We also made further progress in our Other States expansion efforts, which contributed substantial premium growth in the first quarter, and we began writing business in New Hampshire during April. Universal DirectSM, our unique direct to consumer online platform, continues to steadily grow, contributing to growth in each of our active states. Our vertically integrated structure again served us well, with Universal Adjusting Corporation contributing profitability resulting from increased service activity following Hurricane Irma. Lastly, our effective tax rate for the quarter included a sizable benefit from the tax reform legislation passed in late 2017. Overall, we are very pleased with our first quarter results for 2018, which mark a strong start to the year, and we remain well positioned to deliver outstanding value to shareholders throughout the remainder of 2018 and beyond.”

First Quarter 2018 Highlights

•	Continued Organic Growth – Direct premiums written grew 10.0% in the first quarter, with 7.2% growth in Florida and 32.7% growth in Other States; Universal DirectSM contributed to growth in all geographies. We began writing in New Hampshire on April 4, 2018, and currently write in 17 states with licenses in 3 additional states.

•	Strong Underwriting Profitability – The first quarter net combined ratio was 76.5% compared to 78.9% in the prior year’s quarter, with improvement in both the loss and LAE ratio and the G&A expense ratio. The current quarter includes approximately $10.4 million (5.7 points) of estimated pretax profit relating to additional income generated by Universal Adjusting Corporation (UAC) following Hurricane Irma. The current quarter includes no impact from weather events beyond plan, compared to $3.0 million (1.9 points) of weather losses beyond plan in the first quarter of 2017. There was a de minimis amount of prior year reserve movements in both the current year and prior year’s quarter. Our underwriting results reflect increased underlying loss trends resulting from the impact of continued geographic expansion, an increased level of catastrophic activity in recent years, and the marketplace dynamics within Florida, including the impact of Assignment of Benefits (AOB) related claims.

•	Solid Balance Sheet – Book value per share grew 4.8% from December 31, 2017 (16.8% from March 31, 2017) to $13.28. Our investment portfolio is conservative and composed of high quality securities, we have minimal debt or goodwill, we believe our loss reserves are appropriately set at current levels, and we are protected by a comprehensive reinsurance program.

•	Focused on Shareholder Returns – Return on Average Common Equity (ROE) was 34.6% for the first quarter of 2018. We paid dividends of $0.14 per share in the first quarter, equating to an annualized dividend yield of 1.7% at current share price levels. During the first quarter, we repurchased 92,749 shares for $2.7 million ($29.61 per share) and $17.0 million remains on our current share repurchase authorization.

First Quarter 2018 Results

Direct premiums written grew 10.0% from the prior year’s quarter to $270.0 million, with 7.2% growth in our Florida book and 32.7% growth in our Other States book. Our organic growth strategy within our home state of Florida remains on track, and we highlight that we received approval for an average statewide rate increase of 3.4% in early December, which went into effect for new business on December 7, 2017 and for renewal business on January 26, 2018. Our organic geographic expansion efforts within our Other States book continue to produce results; on April 4, 2018, we announced that we had written our first policy in New Hampshire, our 17th state of operation. For the quarter, net premiums earned grew 13.0% to $182.6 million.

Commission revenue grew by 14.6% versus the prior year’s quarter to $5.3 million, including a benefit of approximately $0.6 million of reinstatement commissions received by Blue Atlantic Reinsurance Corporation during the first quarter of 2018. Policy fees grew by 6.5% versus the prior year’s quarter to $4.8 million, driven by an increase in the number of new and renewal policies written compared to the prior year. Other revenue grew 15.6% versus the prior year’s quarter to $1.8 million.

The net combined ratio was 76.5% in the first quarter of 2018 compared to 78.9% in the prior year’s quarter. The increase in underwriting profitability was driven by a reduction in both the loss and loss adjustment expense ratio and the general and administrative expense ratio.

The net loss and LAE ratio was 41.6% in the first quarter of 2018, compared to 43.7% for the prior year’s quarter. The main drivers of the change in the loss and LAE ratio are as follows:

•	The current year’s quarter includes no impact from weather events beyond plan, compared to $3.0 million (1.9 points) of weather losses beyond plan in the first quarter of 2017.

•	Universal Adjusting Corporation (UAC) generated additional revenues following Hurricane Irma (which occurred during the third quarter of 2017). During the first quarter of 2018, UAC produced $10.4 million (5.7 points) of pretax profit, the vast majority of which related to additional revenues resulting from Hurricane Irma.

•	First quarter 2018 results include $44 thousand (0.0 points) of favorable prior year reserve development, compared to $96 thousand (0.1 points) of unfavorable prior year reserve development in the first quarter of 2017.

•	Our underlying loss and LAE ratio reflects continued geographic expansion into states outside of Florida (where non-catastrophe loss ratios are generally higher than in Florida), an increased level of catastrophic activity in recent years, and the marketplace dynamics within our home state of Florida, including the impact of Assignment of Benefits (AOB) related claims.

The net general and administrative expense ratio was 34.9% in the first quarter of 2018, compared to 35.2% for the prior year’s quarter, as a modest increase in the policy acquisition cost ratio was more than offset by a decline in the other operating expense ratio. The net policy acquisition cost ratio was 20.8% compared to 20.1% in the prior year, while the net other operating expense ratio was 14.1% compared to 15.1% in the prior year.

Net investment income grew by 77.0% from the prior year’s quarter to $4.8 million, driven by the increasing size of our investment portfolio compared to the prior year, a shift in asset mix, and an increased investment portfolio yield as compared to the prior year’s quarter. Net realized investment losses were $2.6 million in the first quarter of 2018, compared to net realized losses of $63 thousand in the prior year’s quarter. Net unrealized investment losses were $5.1 million during the first quarter of 2018; we highlight that this line item was added during the quarter ended March 31, 2018, because of the adoption of accounting guidance for equity securities, and as such, this item was not presented in the comparable prior year’s quarter. Total unrestricted cash and invested assets was $974.4 million at March 31, 2018, growth of 17.9% from $826.4 million at March 31, 2017.

Interest expense was $79 thousand for the first quarter of 2018, compared to $103 thousand in the prior year’s quarter, with long term debt of $12.5 million at March 31, 2018 (debt-to-equity of 2.7%), compared to $14.0 million as of March 31, 2017 (debt-to-equity of 3.5%).

The effective tax rate for the first quarter of 2018 was 22.5%, compared to 34.1% in the prior year’s quarter. The decrease in our effective tax rate is primarily the result of the enactment of the Tax Cuts and Jobs Act of 2017, which resulted in a reduction in the federal corporate tax rate from 35.0% to 21.0% effective January 1, 2018. The current year’s quarter included a credit to income tax expense of $1.8 million for excess tax benefits resulting from stock-based awards that vested and/or were exercised during the first quarter, benefitting the current quarter’s effective tax rate by 3.5 percentage points. The prior year’s quarter included $2.1 million of credits to income tax expense relating to discrete items, benefitting the first quarter 2017 effective tax rate by 4.4 percentage points.

Stockholders’ equity was $465.1 million at March 31, 2018, growth of 5.7% from December 31, 2017, or 16.6% from March 31, 2017. Book value per common was $13.28 at March 31, 2018, growth of 4.8% from December 31, 2017, or 16.8% from March 31, 2017. Annualized Return on Average Common Equity (ROE) was 34.6% for the first quarter of 2018 compared to 31.4% for the first quarter of 2017.

During the first quarter, the Company repurchased 92,749 shares for $2.7 million, or an average cost of $29.61 per share. Our current share repurchase authorization program has $17.0 million remaining and runs through December 31, 2018.

On January 22, 2018, the Company announced that its Board of Directors declared a cash dividend of $0.14 per share of common stock, which was paid on March 12, 2018 to shareholders of record as of February 28, 2018. On April 12, 2018, the Company announced that its Board of Directors declared a cash dividend of $0.14 per share of common stock, to be paid on May 4, 2018 to shareholders of record as of April 27, 2018.

Conference Call

Members of the Universal management team will host a conference call on Wednesday, April 25, 2018 at 10:00 AM ET to discuss first quarter 2018 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (855) 752-6647 or internationally (toll) at (503) 343-6667 using the Conference ID: 4868529. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference ID: 4868529, and will be available through May 9, 2018.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan,

Alabama, Virginia, New Jersey, New York, and New Hampshire. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	March 31, 2018	December 31, 2017
ASSETS
Invested Assets
Fixed maturities, at fair value	$634,238	$639,334
Equity securities, at fair value	66,043	62,215
Short-term investments, at fair value	10,000	10,000
Investment real estate, net	19,406	18,474

Total invested assets	729,687	730,023

Cash and cash equivalents	244,673	213,486
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	53,123	132,806
Reinsurance recoverable	72,641	182,405
Premiums receivable, net	57,455	56,500
Property and equipment, net	33,169	32,866
Deferred policy acquisition costs	78,007	73,059
Goodwill	2,319	2,319
Other assets	21,998	28,900

TOTAL ASSETS	$1,295,707	$1,454,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	129,637	248,425
Unearned premiums	540,167	532,444
Advance premium	39,322	26,216
Reinsurance payable, net	54,218	110,381
Long-term debt	12,500	12,868
Other liabilities	54,769	84,677

Total liabilities	830,613	1,015,011

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	461	458
Treasury shares, at cost - 11,136 and 11,043	(107,869)	(105,123)
Additional paid-in capital	84,294	86,186
Accumulated other comprehensive income (loss), net of taxes	(7,312)	(6,281)
Retained earnings	495,520	464,748

Total stockholders’ equity	465,094	439,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,295,707	$1,454,999

Notes:

1 - Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

2 - Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,148 and 45,778 shares; Outstanding 35,012 and 34,735 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
REVENUES
Net premiums earned	$182,577	$161,559
Net investment income	4,785	2,704
Net realized gains/(losses) on investments	(2,641)	(63)
Net unrealized gains/(losses) on investments	(5,109)	—
Commission revenue	5,271	4,598
Policy fees	4,775	4,483
Other revenue	1,842	1,593

Total revenues	191,500	174,874

EXPENSES
Losses and loss adjustment expenses	75,926	70,570
Policy acquisition costs	38,043	32,428
Other operating expenses	25,753	24,402
Interest expense	79	103

Total expenses	139,801	127,503

Income before income tax expense	51,699	47,371
Income tax expense	11,644	16,172

NET INCOME	$40,055	$31,199

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SHARE AND PER SHARE INFORMATION

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Weighted average common shares outstanding - basic	34,839	35,140
Weighted average common shares outstanding - diluted	35,660	36,180
Shares outstanding, end of period	35,012	35,073

Basic earnings per common share	$1.15	$0.89
Diluted earnings per common share	$1.12	$0.86

Cash dividend declared per common share	$0.14	$0.14

Book value per share, end of period	$13.28	$11.37

Return on average equity (ROE)	34.6%	31.4%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

(in thousands, except Policies In-Force)

	Three Months Ended
	March 31,
	2018	2017
Premiums
Direct premiums written - Florida	$234,178	$218,438
Direct premiums written - Other States	35,806	26,977

Direct premiums written - Total	$269,984	$245,415

Net premiums written	$269,984	$245,229
Direct premiums earned	$262,261	$236,375
Net premiums earned	$182,577	$161,559

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	41.6%	43.7%
Policy acquisition cost ratio	20.8%	20.1%
Other operating expense ratio	14.1%	15.1%
General and administrative expense ratio	34.9%	35.2%

Combined ratio	76.5%	78.9%

Other Items
(Favorable)/Unfavorable prior year reserve development	(44)	96
Points on the loss and loss adjustment expense ratio	0.0%	0.1%

	As of
	March 31,
	2018	2017
Policies In-Force
Florida	621,820	585,359
Other States	155,787	114,116

Total	777,607	699,475

In-Force Premium
Florida	$941,418	$872,307
Other States	140,806	102,223

Total	$1,082,224	$974,530

Total Insured Value
Florida	$148,659,550	$136,641,073
Other States	55,952,252	38,986,908

Total	$204,611,802	$175,627,981

Contacts:

Investors	Media
Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com